Exhibit 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF DELTA AIR LINES, INC.

The following table and related footnotes set forth the name and present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted of each director and executive officer of the Reporting Person. The business address of each such person at Delta Air Lines, Inc. is 1030 Delta Boulevard, Atlanta, Georgia 30354. Each such person is a citizen of the United States of America, with the exception of Sergio A. L. Rial, who is a dual citizen of Brazil and Spain.

Name	Relationship to Reporting Person	Present Principal Occupation (outside Reporting Person, if any)
Edward H. Bastian	Chief Executive Officer and Director	N/A
David S. Taylor	Chair of the Board	N/A
Christophe Beck	Director	Chairman and Chief Executive Officer of Ecolab Inc.1
Maria Black	Director	President and Chief Executive Officer of Automatic Data Processing, Inc.2
Willie CW Chiang	Director	Chairman, Chief Executive Officer and President of Plains All American Pipeline, L.P. and its general partner holding company Plains GP Holdings, L.P.3
Greg Creed	Director	N/A
David G. DeWalt	Director	Founder, Managing Director and Chief Executive Officer of NightDragon Security4 and Managing Director of AllegisCyber Capital5
Leslie D. Hale	Director	President and Chief Executive Officer of RLJ Lodging Trust6
Christopher A. Hazleton	Captain, Airbus A330, and Director	N/A
Michael P. Huerta	Director	N/A
Judith J. McKenna	Director	N/A
Vasant M. Prabhu	Director	N/A
Sergio A. L. Rial	Director	N/A
Kathy N. Waller	Director	Executive Director of the Atlanta Committee for Progress7
Allison C. Ausband	Executive Vice President – Chief People Officer	N/A
Alain M. Bellemare	Executive Vice President and President – International	N/A
Peter W. Carter	President	N/A
Amala Duggirala	Executive Vice President – Chief Digital & Technology Officer	N/A
Joseph J. Esposito	Executive Vice President – Chief Commercial Officer	N/A
Daniel C. Janki	Executive Vice President – Chief Operating Officer	N/A
Steven M. Sear	Executive Vice President – Global Sales	N/A
Erik S. Snell	Executive Vice President – Chief Financial Officer	N/A

1 The principal executive offices of Ecolab Inc., a global leader in water, hygiene and infection prevention solutions, are located at 1 Ecolab Place, St. Paul, MN 55102.

2 The principal executive offices of Automatic Data Processing, Inc., a leading global technology company providing human capital management solutions, are located at One ADP Boulevard, Roseland, NJ 07068.

3 The principal executive offices of Plains All American Pipeline, L.P. (“PAA”) and its general partner holding company Plains GP Holdings, L.P., are located at 333 Clay Street, Suite 1600, Houston, TX 77002. PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids and natural gas.

4 The principal executive offices of NightDragon Security, a venture capital and advisory firm, are located at 101 2nd St., Suite 1275, San Francisco, CA 94105.

5 The principal executive offices of AllegisCyber Capital, an early-stage cybersecurity venture capital firm, are located at 200 Page Mill Road, Suite 100, Palo Alto, CA 94105.

6 The principal executive offices of RLJ Lodging Trust, a real estate investment trust, are located at 7373 Wisconsin Avenue, Suite 1500, Bethesda, MD 20814.

7 The principal executive offices of the Atlanta Committee for Progress, a public-private partnership that supports economic development and investment initiatives in the city of Atlanta, are located at One Buckhead Plaza, 3060 Peachtree Road Northwest, Atlanta, GA 30305.